150 Broadway, Suite 302 New York, NY 10038 212.243.5241

September 28, 2020

Board of Trustees Resource Credit Income Fund
650 Madison Avenue, 23rd Floor

New York, NY 10022

Re:	Engagement of Alaric Compliance Services, LLC- Independent Chief Compliance Officer Services for Resource Credit Income Fund

Dear Mr. Feldman,

Alaric Compliance Services LLC (“Alaric”) is pleased to offer Resource Credit Income Fund (hereinafter referred to as the “Firm”, “Company”, “Fund”, “you” or “your”) the services described in this proposed letter agreement (the “Agreement”).

This Agreement incorporates information from our discussions with you regarding the project scope, plan, and terms. We have identified our team and are ready to start on the project once we receive your approval.

In consideration of the mutual covenants and agreements contained herein, by signing and returning to us Schedule C of this Agreement, you appoint Alaric to perform the services described below for the fees set forth below. Schedule C is incorporated by reference into this Agreement.

1. Provision of CCO Function by Alaric. Upon the parties’ execution of this Agreement, Alaric shall designate a Director to serve in the capacity of Chief Compliance Officer (“CCO”) of Resource Credit Income Fund. Alaric represents that the appointed Director currently is, and at all times during his service as the Fund’s CCO, shall take reasonable steps to remain competent and knowledgeable regarding applicable federal securities laws and regulations, and shall provide CCO services hereunder in the Company’s best interests and in a manner consistent with SEC Rule 38a-1 (the “Compliance Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”) and prevailing industry standards. The Company shall approve Alaric’s designation of such person, consistent with all of the terms and conditions of this Agreement, including the provisions as to compensation and expenses as are set forth on Schedule B of this Agreement. The CCO shall act independently with the power and authority as mandated by the Company to perform the administration, oversight, and monitoring of the Fund’s compliance program (the “Compliance Program”). The Compliance Program shall include policies and procedures reasonably designed to ensure the Fund’s compliance with applicable federal securities law and regulation (“Relevant Laws”).

Schedule A hereto further describes the services that Alaric shall perform for you under this Agreement (the "Services"). The parties agree that Alaric and the CCO, and any successor CCO, shall act, consistent with industry standards, to ensure that the administration; oversight and monitoring of the Fund’s compliance program (the “Compliance Program”) is reasonably designed to prevent violations of the 1940 Act, and other relevant federal securities law and regulation, by the Fund or any of its supervised persons. Schedule A is incorporated by reference into this Agreement.

Notwithstanding anything to the contrary contained herein, Alaric shall not be liable for indirect, incidental, or consequential damages suffered by the Firm, or for punitive damages, concerning any term or the subject matter of this agreement, even if informed of the possibility thereof in advance. This limitation applies to all causes of action, including, without limitation, breach of contract, breach of warranty, negligence, strict liability, fraud, misrepresentation, and other torts. Also, Alaric’s total liability under this agreement shall not exceed the total amounts previously paid by the Firm to Alaric under this agreement.

Alaric Compliance Services, LLC | gtalarico@alariccompliance.com	www.alariccompliance.com

2. Successor CCOs. In the event that the incumbent CCO shall, at any time, be unable or unwilling to perform hereunder or if after six (6) months from the effective date of this Agreement, the Company, in its absolute discretion, notifies Alaric of its desire to replace the incumbent CCO, Alaric shall promptly (i) provide an interim CCO and (ii) recommend to the Company one or more other Alaric employees of comparable experience and qualifications to the CCO as successor CCO. Alaric represents that any successor CCO shall be, and shall take reasonable steps to remain, competent and knowledgeable regarding Relevant Law, and shall provide CCO services hereunder in the Company’s best interests and a manner consistent with “Compliance Rule under the 1940 Act and prevailing industry standards. Notwithstanding anything to the contrary herein, it shall be within the Company’s discretion, whether to approve and appoint as successor CCO any individual provided and/or recommended by Alaric as interim CCO or successor CCO. If in the good faith opinion of the Company, Alaric is unable to provide an acceptable successor CCO, the Company shall have the right to terminate this Agreement without penalty upon sixty (60) day notice to Alaric._

3. Cooperation. In order for us to achieve the intended results of this Agreement, we will be relying upon the meaningful and timely cooperation of your officers, agents, and service providers. You agree to instruct such parties to provide in a timely manner such cooperation as we may reasonably request. Alaric agrees to cooperate, as necessary or upon the reasonable request of the Adviser, with the Company’s accountants and counsel, or any other investment manager that may act as adviser or sub-adviser for the Company.

4. Term and Termination. The term of the engagement (“Term”) shall be for a period of one (1) year, starting upon the execution date of this engagement letter and shall be automatically renewable unless either Alaric or you shall otherwise advise the other party by written notice at least sixty (60) days prior to the next renewal date. All notice periods described above shall begin to run upon receipt of written notice by the intended recipient. Upon termination, the Company shall be responsible for all previously invoiced and any additional non-invoiced billable time and reasonable reimbursable costs incurred by Alaric or its designated personnel in connection with Services rendered pursuant to the Agreement.

5. Fees. Schedule B hereto describes Alaric's fees for the services described in Schedule A, which may be amended from time to time. Schedule B is incorporated by reference into this Agreement.

6. Liability and Indemnification. To the fullest extent permitted by law, neither Alaric nor the CCO shall be liable to the Company or any investor, affiliate or agent thereof for any errors, acts or omissions in the performance of services hereunder except for losses arising out of Alaric's, its assigned personnel’s or the CCO’s willful misconduct, gross negligence, bad faith, violation of law or material breach of this Agreement in the performance of its duties and obligations hereunder.

The Company agrees to, and hereby does, indemnify and hold harmless Alaric and the CCO from any and all actions, claims, losses, costs, reasonable counsel fees and disbursements, payments, damages or expenses (collectively, “Losses”) arising from or due to Alaric's activities in the performance of their duties hereunder, except for Losses resulting from the willful misconduct, bad faith, gross negligence, violation of law or material breach of this Agreement by Alaric (or those acting for or on its behalf) during the course of such performance or attempted performance.

Alaric Compliance Services, LLC | gtalarico@alariccompliance.com	www.alariccompliance.com

The parties mutually stipulate and agree that, regardless of the actual licensure status of assigned Alaric personnel, under no circumstance will Alaric or its assigned personnel render or be claimed to have rendered in connection with this engagement services requiring licensure as an attorney or certified public accountant. Alaric does not offer legal or accounting services and does not provide substitute services for the services provided by legal counsel or that of a certified public accountant.

The Company agrees to immediately and continuously for the Term of this Agreement cause the Director of Alaric designated and appointed as the Fund’s CCO, or any Alaric successor thereto, as a covered named insured with respect to a D&O/E&O insurance policy maintained by the Fund.

7. Representations and Warranties. Alaric represents and warrants to you that as of the date hereof and for so long as this Agreement is in effect:

(i)           Alaric has been duly formed and validly exists as a limited liability company in good standing under the laws of the State of Delaware with power and authority to own its properties and conduct its business and to enter into and perform it obligations under this Agreement.

(ii)          Alaric is duly authorized to enter into this Agreement.

(iii)        This Agreement has been duly authorized, executed and delivered by Alaric and constitutes its legal, valid and binding agreement enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and by general principles of equity.

(iv)         Neither the execution and delivery by Alaric nor the performance by Alaric of its obligations under this Agreement will contravene any provision of applicable law or of Alaric’s organizational documents or any agreement or other instrument binding upon Alaric that is material to it, or any judgment, order or decree of any governmental body, agency, or court having jurisdiction over Alaric, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by Alaric of its obligations under this Agreement.

(v)          Alaric has access to all facilities, equipment and personnel necessary for the performance of its obligations hereunder.

8. Confidentiality.

(i)           During the course of our business relationship with you, we may learn a great deal about you, your affiliates, your investors, your work and operations, your clients, and the work and operations of those clients (“Confidential Information”). We agree that your Confidential Information (which includes any services performed and work product and information learned prior to the execution of this agreement) is very valuable and that you and your clients would suffer great harm if it were to be disclosed to third parties. We, therefore, agree that we will never disclose your Confidential Information without your permission to do so, or reveal your Confidential Information to any person who is not authorized by you to receive it, unless we are required to do so by law or pursuant to a demand by a regulatory or self-regulatory authority which has jurisdiction over your activities (any such disclosure referred to herein as a “Compulsory Disclosure”). If we are required to make a Compulsory Disclosure, we shall (to the extent not otherwise prohibited by applicable law): (a) immediately notify you of the existence, terms, and circumstances surrounding the Compulsory Disclosure; (b) consult with you on the advisability of taking legally available steps to resist or narrow such Compulsory Disclosure and cooperate with you on any such steps you consider advisable and determine to take to attempt to prevent or limit the Compulsory Disclosure; (c) if Compulsory Disclosure is required or deemed advisable by you, exercise our best efforts to obtain an order, stipulation, or other reliable assurance acceptable to you that confidential treatment shall be accorded to the portion of the Confidential Information to be disclosed; and (d) limit the Compulsory Disclosure to only that information which, in the written opinion of our legal counsel, is required by law to be disclosed pursuant to the applicable subpoena, inquiry or demand. You agree to reimburse us for reasonable and documented out-of-pocket expenses incurred by us in connection with protecting your Confidential Information from Compulsory Disclosure.

Alaric Compliance Services, LLC | gtalarico@alariccompliance.com	www.alariccompliance.com

(ii)          We will take reasonable precautions to ensure that no unauthorized disclosure of your Confidential Information occurs and will immediately notify the Company if we become aware of an unauthorized disclosure. Upon termination of this Agreement, we will return to you or destroy any copies or versions of your Confidential Information that may be in our possession, except to the extent that we determine that we are required by law to retain copies of such information. We will provide you with a list of any Confidential Information that we retain for those reasons. We promise to never use your Confidential Information for any purpose other than in connection with our work for you. Confidential Information does not include information that (a) was already in our possession, without any obligation of confidentiality, prior to receiving it from you or on your behalf, (b) is or becomes publicly available other than as a result of a breach by us of this agreement, (c) is or can be independently acquired by us without breaching this agreement, or (d) is lawfully received from a third party under no obligation to keep such information confidential. We understand that Confidential Information is often very valuable for a long time and that your disclosure of it to us is in reliance on our promises contained herein.

9.  Choice of Law; Disputes. This Agreement shall be governed by the laws of the State of New York without regard to conflicts of laws principles.

10. Miscellaneous.

(i)           Entire Agreement. This Agreement, including any exhibits, appendices and schedules hereto, supersedes any and all other agreements, whether oral or in writing, between the parties with respect to the subject matter of this Agreement, and this Agreement contains all of the covenants and understandings between the parties with respect to said matters.

(ii)          No Assignment. This Agreement may not be assigned without the express prior written consent of the other party, which consent may be withheld for any reason; provided, however, that the Company may assign this Agreement to any successor entity by operation of law, in furtherance of a merger or reorganization, or pursuant to other corporate action.

(iii)         Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, and may only be changed only by a written instrument signed by both parties hereto.

(iv)         Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

Alaric Compliance Services, LLC | gtalarico@alariccompliance.com	www.alariccompliance.com

(v)          Waiver. The waiver by either party of the breach of any provision of this Agreement by the other party shall not extend to future breaches of the same or any other provision contained in this Agreement.

(vi)         Notices. Any notices required under this Agreement shall be in writing and may be sent by any method reasonably designed to inform the other party of such notice, including certified mail, overnight delivery, courier service, facsimile transmission, or other appropriate means.

(vii)        Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original, and all of which together shall constitute one Agreement.

11. Survival. The terms of Sections 6, 8, 9, and 11 of this Agreement shall survive its termination.

Sincerely,

/s/ Guy F. Talarico

Guy F. Talarico Chief Executive Officer Alaric Compliance Services, LLC

Alaric Compliance Services, LLC | gtalarico@alariccompliance.com	www.alariccompliance.com

Acknowledgement

Resource Credit Income Fund hereby acknowledges that this Agreement sets out the Company’s full and complete understanding of the scope and objectives of the engagement between the Firm and Alaric, and hereby executes the Agreement intending to be legally bound to its terms.

Agreed and accepted:

By:	/s/Jason Roos
Name:	Jason Roos
Title:	Treasurer
Date:	December 8, 2020

Alaric Compliance Services, LLC | gtalarico@alariccompliance.com	www.alariccompliance.com